[Community Alliance letterhead]

August 17, 2008

Ms. Heather Siebert
CTN Enterprises
4979 Parker Avenue, Suite B
St. Louis, Missouri 63139

Dear Heather,

This letter is to confirm our understanding that Community Alliance, Inc. is canceling the License Agreement between CTN Enterprises and Community Alliance, Inc.

The reason for canceling the License Agreement is because of non-payment of the License Fee as per the Agreement.

We are sorry that the partnership of CTN broke up, putting CTN in a position of not being able to continue with the school folder program.

We do appreciate that you are attempting to locate another possible licensee in your territory.

If you do, we will work an arrangement that will be beneficial to you..

Sincerely,

/s/Phil Ray
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Phil Ray